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                                                                    EXHIBIT 99.1
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                                                          Richard Foote, ext.119
                                                          Jeffrey Volk, ext. 102

Company Contact:          Jeff Hinton
                          ROADMASTER INDUSTRIES, INC.
                          250 Spring Street, N.W.
                          Atlanta, GA 30303
                          1-618-393-2217


               ROADMASTER INDUSTRIES ANNOUNCES AGREEMENT FOR SALE
                              OF BICYCLE DIVISION


                   - MAJOR RESTRUCTURING PHASE NOW COMPLETE -




         ATLANTA, GEORGIA, July 19, 1996 -- Roadmaster Industries, Inc. (NYSE
Symbol: RDM) and Brunswick Corporation (NYSE: BC) today jointly announced an agreement to sell Roadmaster's Bicycle Division to Brunswick Corporation. Also included in the sale is the Flexible Flyer line of sleds and wagons. The total assets will be purchased for $212 million in cash.

         Under the terms of the agreement, Roadmaster will sell the Roadmaster trademark to Brunswick and adopt a new corporate name at its next shareholders' meeting. The remaining Roadmaster Sporting Goods Group will retain the Flexible Flyer trademark for use in all other toy categories. It is anticipated that this sale will be consummated in the third quarter of 1996 subject to routine regulatory approvals and waiver of certain provisions of the Senior Subordinated Notes Indenture.
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         Roadmaster indicated that net proceeds will be used to reduce outstanding indebtedness and make additional funds available for reinvestment in the Company's remaining toy and fitness-related businesses or for general corporate purposes. Specifically, the sale will allow Roadmaster to make a repurchase offer at par to holders of its 11.75% Senior Subordinated Notes due 2002 (the "Senior Notes") which, if consummated, would result in the reduction of approximately $10.6 million in annual interest expense. The stronger balance sheet, combined with an even greater focus on Roadmaster's remaining core businesses, will provide a platform that should enable the Company to greatly improve prospects for a near-term return to profitability.

         As previously announced, the Company implemented a separate business unit structure at the beginning of 1996 to improve product line results in its core fitness, toy and bicycle categories.

         Henry Fong, Roadmaster's Chief Executive Officer, noted "The sale of Roadmaster's Bicycle Division will focus management on two significant opportunities to build shareholder value. First, Roadmaster's remaining toy business is expected to post its third consecutive year of double-digit growth during 1996 under the direction of newly appointed President Tim Voss. We expect this growth trend to continue, driven by strong underlying demographics."

         Mr. Voss was previously Senior Vice President of Marketing for Roadmaster's Toy and Bicycle Divisions. The Company noted that its toy division has substantially improved gross
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margins and bottom-line profitability in 1996, due to the introduction of several exciting new products and the easing of raw material prices for cardboard, plastics and steel.

         Secondly, under the new structure the DP/Vitamaster Fitness Division will be under the direction of newly appointed President, Dennis Sabau. Mr. Sabau was formerly Vice President of Operations for the division. Mr. Fong continued, "With the complete restructuring of our DP/Vitamaster division, Roadmaster should begin to show better gross margins and lower warranty costs for the remainder of 1996. Also, Roadmaster is expanding its presence in fitness products marketed directly to consumers. The Company is presently in negotiations to expand celebrity endorsements with the addition of another high-profits figure to complement the successful Body By Jake product offerings. These measures are expected to restore the Fitness Division to positive case flow contribution."

         The Fitness Division also established a separate sales force under the direction of Mike Whitley, Vice Present of Sales, Fitness, dedicated solely to the fitness product lines in order to better capitalize on market opportunities in this category.

         The Company also noted that its Hutch Sports USA unit had signed an exclusive arrangement to market its team sports products with Reebok
(NYSE:RBK). The Reebok agreement will allow Hutch to expand the Company's presence in higher price point channels of distribution for sporting goods products.
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         Roadmaster is a leading supplier of bicycles and fitness equipment and major supplier of team sports equipment and toys primarily to mass merchants. The brand names under which the Company's products are sold include Flexible Flyer, DP, Vitamaster, Hutch, Reach and Forster.